Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Trust of Oregon (the "Trust") was held on May 8, 2000. The holders of shares representing 65% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Number of  Votes:

		Trustee	               			For          		Withheld

		Lacy B. Herrmann     		203,553,757.28   	3,187,659.00
		Vernon R. Alden	      	202,930,546.73   	3,810,869.55
		David B. Frohnmayer   	203,605,303.73   	3,136,112.55
		James A. Gardner	     	204,225,971.63   	2,515,444.65
		Diana P. Herrmann	    	203,570,727.70   	3,170,688.58
		Sterling K. Jenson    	203,466,251.93   	3,275,164.35
		Raymond H. Lung	      	203,840,745.08   	2,900,671.20
		John W. Mitchell	     	203,309,220.68   	3,432,195.60
		Richard C. Ross	      	203,114,140.13   	3,627,276.15
		Ralph R. Shaw	        	204,291,527.78   	2,449,888.50

2. To ratify the selection of KPMG LLP as the Trust's independent auditors.

Number of  Votes:

		For	             			Against	          	Abstain

		199,685,431.88	    	1,026,466.80	     	6,029,517.60